Exhibit 107

Calculation of Filing Fee Table

Form S-3ASR

(Form Type)

TG Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, par value $0.001 per share(1)	456(b), 457(r)	(2)	(2)	(2)	$0.0000927	(3)
Fees to be paid	Equity	Preferred Stock, par value $0.001 per share(1)	456(b), 457(r)	(2)	(2)	(2)	$0.0000927	(3)
Fees to be paid	Equity	Warrants	456(b), 457(r)	(2)	(2)	(2)	$0.0000927	(3)
Fees to be paid	Debt	Debt Securities	456(b), 457(r)	(2)	(2)	(2)	$0.0000927	(3)
Fees to be paid		Units(4)	456(b), 457(r)	(2)	(2)	(2)	$0.0000927	(3)
Fees to be paid	Equity	Common Stock, par value $0.001 per share	457(o)	(5)	(2)	$400,000,000	$0.0000927	$37,080
		Total Offering Amounts		--	--	$400,000,000		$37,080
		Total Fee Offsets		--	--	--		--
		Net Fee Due		--	--	--		$37,080

(1)

Includes an indeterminate number of shares of common stock or preferred stock as may be issued by the registrant upon exercise, conversion or exchange of any securities that provide for such issuance, or that may from time to time become issuable by reason of any stock split, stock dividend or similar transaction, for which no separate consideration will be received by registrant.

(2)

Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. An indeterminate aggregate initial offering price or number of Common Stock, Preferred Stock, Warrants, Debt Securities, and Units of TG Therapeutics, Inc. is being registered as may from time to time be issued at currently indeterminable prices and as may be issuable upon conversion, redemption, repurchase, exchange or exercise of any securities registered hereunder, including under any applicable anti-dilution provisions. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion or exchange of other securities.

(3)

In accordance with Rule 456(b) and Rule 457(r), except with respect to $37,080 to be paid in connection with the primary offering of common stock described in this table, the registrant is deferring payment of all of the registration fee.

(4)	Each unit will be issued under a unit agreement and will represent an interest in two or more other securities, which may or may not be separable from one another.

(5)	An indeterminate number of shares of common stock is being registered as may from time to time be offered hereunder at indeterminate prices.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A